Exhibit 99.1

Bank of the Ozarks, Inc. Elects Two New Board Members

Little Rock, Arkansas – George Gleason, Chairman of the Board and Chief Executive Officer of Bank of the Ozarks, Inc. (NASDAQ: OZRK), announced the election of Peter Kenny and Dan Thomas to the Company’s and its subsidiary bank’s Boards of Directors. Mr. Thomas was additionally appointed as Vice Chairman of the Company and its subsidiary bank.

Gleason stated, “We are extremely pleased to add these two highly accomplished individuals to our distinguished Board of Directors. Peter Kenny’s and Dan Thomas’ impressive combination of financial, economic, legal and real estate expertise will further enhance our Board’s capabilities. We are confident their unique insights will be invaluable as the Company continues to strive to provide the highest level of service to our customers and embrace long-term growth and profitability for our shareholders.”

Peter Kenny is Managing Director of Institutional Sales Trading at Knight Capital Americas, L.P. (“Knight”). He has more than 25 years of experience in the equity trading industry. Prior to joining Knight, he was a member of the New York Stock Exchange for two decades, serving six of those years as a New York Stock Exchange Senior Floor Official in addition to holding positions on several boards and prominent committees at the Exchange. Mr. Kenny appears regularly as an equity market commentator in various broadcasting venues and publications such as CNN, CNBC, Fox Business, Reuters, BBC and Bloomberg TV, radio and print. His “Kenny’s Commentary” daily morning note is read and used by most major media outlets in the Americas and the European Union. Additionally, it is one of the most widely read notes on Wall Street and in the financial community. Mr. Kenny has degrees in Economics and Political Science from Warren Wilson College in North Carolina.

Dan Thomas is Vice Chairman and Chief Lending Officer of the Company, and President of Bank of the Ozarks’ Real Estate Specialties Group (“RESG”). Mr. Thomas joined Bank of the Ozarks as Executive Vice President in 2003 and later formed the RESG in Dallas, Texas to originate and service large and complex real estate lending transactions. He was named President of RESG in 2005 and was given the additional role of Chief Lending Officer for Bank of the Ozarks in 2012. Prior to joining the Company, Mr. Thomas held various positions with commercial real estate management and development firms, with Ernst and Young LLP, and with the global law firm of Baker & McKenzie, where he focused primarily on real estate services, management, investing and strategic structuring. Mr. Thomas is a Certified Public Accountant and is a licensed attorney in Arkansas and Texas. He holds a B.S.B.A. from the University of Arkansas, an M.B.A. from the University of North Texas, a J.D. from the University of Arkansas at Little Rock School of Law, and an LL.M. (Taxation) from Southern Methodist University School of Law.

Bank of the Ozarks, Inc. is a bank holding company with $3.95 billion in total assets as of March 31, 2013 and trades on the NASDAQ Global Select Market under the symbol “OZRK.” The Company owns a state-chartered subsidiary bank that conducts banking operations through 117 offices in Arkansas, Georgia, Texas, Florida, Alabama, North Carolina and South Carolina. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.

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